EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Empire Petroleum Corporation of our report dated March 31, 2022, relating to the consolidated financial statements as of and for the year ended December 31, 2021 of Empire Petroleum Corporation (the “Company”), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2021, filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Moss Adams LLP

Dallas, Texas

September 1, 2023